SpectraSCIENCE, Inc.                 For more information please contact:
3650 Annapolis Lane, Suite 101       Brian T. McMahon, Chairman, President & CEO
Minneapolis, MN 55447-5434                Tel:  (612) 509-9999 ext 203
                                     Ching-Meng Chew, Vice President & CFO
                                          Tel:  (612) 509-9999 ext 201

FOR IMMEDIATE RELEASE

SPECTRASCIENCE RECEIVES 510(k) PREMARKET NOTIFICATION CLEARANCE FROM UNITED STATES FOOD AND DRUG ADMINISTRATION FOR A FIBEROPTIC REUSABLE BIOPSY FORCEPS
--------------------------------------------------------------------------------

MINNEAPOLIS, December 5, 1997 - SpectraSCIENCE, Inc. (NASDAQ: SPSI) announced today that the Company has been notified by the United States Food and Drug Administration that it has received 510(k) premarket notification clearance for its fiberoptic Reusable Biopsy Forceps.

     The SpectraSCIENCE(TM) Reusable Biopsy Forceps is designed specifically to collect tissue samples utilizing minimally invasive endoscopic techniques for histopathological examination. The reusable forceps is intended for endoscopic gastrointestinal and urological biopsy applications. The SpectraSCIENCE(TM) Reusable Biopsy Forceps has an adjunctive feature incorporating a disposable optical fiber for the transmission of light during tissue biopsy procedures. The forceps can then be re-used several times after proper sterilization between patients with a new disposable optical fiber for each use.

     Brian T. McMahon, Chairman, President and Chief Executive Officer of the Company said: "We are very excited about this significant milestone for our Company. Currently, more than 70% of the standard (non-light transmitting) biopsy forceps market is in reusable forceps. This 510(k) premarket notification clearance of the Reusable Biopsy Forceps will greatly complement our previous 510(k) clearance of the Disposable Biopsy Forceps."

     The SpectraSCIENCE(TM) Optical Biopsy(TM) System is currently in the final phase of a multi-center clinical study to detect gastrointestinal cancer. The study results will be utilized to support an expected submission of a premarket approval application late first quarter 1998 for the SpectraSCIENCE(TM) Optical Biopsy(TM) System.

     SpectraSCIENCE develops innovative, minimally-invasive medical delivery systems to facilitate the diagnosis and treatment of a broad range of human diseases by utilizing advanced spectroscopy, fiber optics, computer hardware and software.

                                     # # # #